As filed with the Securities and Exchange Commission on April 12, 2007
Registration No.  333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

HERSHA HOSPITALITY TRUST
(Exact Name of Registrant as Specified in its Charter)

MARYLAND	251811499
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

44 Hersha Drive
Harrisburg, Pennsylvania 17102
(717) 236-4400
(Address, Including Zip Code, and Telephone Number, including
Area Code, of Registrant’s Principal Executive Offices)

Ashish R. Parikh
Chief Financial Officer
44 Hersha Drive
Harrisburg, Pennsylvania 17102
(717) 236-4400
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent for Service)

Copies To:
Cameron N. Cosby, Esq.
James S. Seevers, Jr., Esq.
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 E. Byrd Street
Richmond, Virginia 23219-4074
(804) 788-8200
(804) 788-8218 (Facsimile)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount Being Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Shares of Beneficial Interest, par value $0.01 per share, issuable upon redemption of units of limited partnership interest	1,487,497(3)	$11.97	$17,805,340	$547

(1)
Pursuant to Rule 416  promulgated  under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional common shares which become issuable by reason of any share dividend, share split or similar transaction.

(2)
In accordance with Rule 457(c) under the Securities Act, the maximum aggregate offering price is estimated solely for the purpose of determining the registration fee and is calculated based on the average of the high and low sales price of the Registrant's common share on April 9, 2007, as reported by the American Stock Exchange.

(3)
This registration statement registers 1,487,497 common shares issuable to the holders of units of limited partnership interest in Hersha Hospitality Limited Partnership, the registrant’s operating partnership subsidiary.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and  Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 12, 2007

Hersha Hospitality Trust

1,487,497 Common Shares of Beneficial Interest

This prospectus relates to the sale of 1,487,497 common shares of beneficial interest which may be offered from time to time by the holders of units of limited partnership interest in our operating partnership, Hersha Hospitality Limited Partnership, which have been redeemed in exchange for our common shares.

We may issue the 1,487,497 common shares covered by this prospectus to holders of units of limited partnership interest to the extent that they tender their operating partnership units for redemption in accordance with the partnership agreement of our operating partnership and we elect to issue common shares upon such redemption.  We may also elect to pay cash for operating partnership units tendered for redemption in lieu of issuing common shares.  We will not receive any of the proceeds from sales of common shares issued upon conversion of operating partnership units.

We are registering these common shares of beneficial interest for sale by the selling shareholders named in this prospectus, or their transferees, pledgees, donees or successors. We will not receive any proceeds from the sale of these shares by the selling shareholders. The selling shareholders may sell the common shares directly to purchasers or through underwriters, dealers, brokers or agents designated from time to time. Sales of common shares in a particular offering may be made on the American Stock Exchange or in the over-the-counter market or otherwise at prices and on terms then prevailing, at prices related to the then current market price, at fixed prices or in negotiated transactions.  To the extent required for any offering, a prospectus supplement will set forth the number of common shares then being offered, the initial offering price, the names of any underwriters, dealers, brokers or agents and the applicable sales commission or discount.  For a discussion of the selling shareholders and the selling shareholders’ plan of distribution, see “The Selling Shareholders” and “Plan of Distribution” on pages 18 and 53, respectively.

Our common shares are listed on the American Stock Exchange under the symbol “HT.”  The last reported sale price of our common shares on April 11, 2007 was $12.06 per share.

For a discussion of certain risks associated with an investment in our securities, see “Risk Factors” beginning on page 4 of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2006 and our other  periodic reports and other information that we file from time to time with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is April __, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement.  We have not authorized anyone else to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We will not make an offer to sell these securities in any state where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus, as well as the information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate only as of the date of the documents containing the information.

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ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement.  The selling shareholders named in this prospectus may sell, from time to time, in one or more offerings, common shares of beneficial interest described in this prospectus.  To the extent required for any offering, a prospectus supplement will set forth the number of common shares being offered, the initial offering price, the names of any underwriters, dealers, brokers or agents and the applicable sales commission or discount.  The  prospectus supplement may also add, update or change information contained in this prospectus.  You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "How to Obtain More Information.”

You should rely only on the information contained or incorporated by reference into this prospectus and any applicable prospectus supplement.  We have not authorized anyone to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We will not make an offer to sell the common shares described in this prospectus or any applicable prospectus supplement in any state where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus, as well as the information we previously filed with the SEC and incorporate by reference, is accurate only as of the date of the documents containing the information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference into it contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act, including, without limitation, statements containing the words “believes,” “anticipates,” “expects,” “estimates,” “intends,” “plans,” “projects,” “will continue” or other words that describe our expectations of the future.  We have based these forward-looking statements on our current expectations and projections about future events and trends affecting the financial condition of our business, which may prove to be incorrect.  These forward-looking statements relate to future events and our future financial performance, and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  You should specifically consider the factors identified under the caption “Risk Factors” in this prospectus and in our Annual Report on Form 10-K and the various other factors identified in or incorporated by reference into this prospectus and any other documents filed by us with the Securities and Exchange Commission (SEC) that could cause actual results to differ materially from our forward-looking statements.

Except to the extent required by applicable law, we undertake no obligation to, and do not intend to, update any forward-looking statements or any statements included in the “Risk Factors” section of this prospectus or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.  A number of risk factors are associated with the conduct of our business, and the risks discussed in the “Risk Factors” section of this prospectus and in our Annual Report on Form 10-K may not be exhaustive.  New risks and uncertainties arise from time to time, and we cannot predict these events or how they may affect us.  All forward-looking statements should be read with caution.

CERTAIN DEFINITIONS

References to “our company,” “we,” and “our” in this prospectus mean Hersha Hospitality Trust, including, unless the context otherwise requires (including the discussion of the federal income tax treatment of Hersha Hospitality Trust and its shareholders), our operating partnership and other direct and indirect subsidiaries. Our “operating partnership” or “HHLP” refers to Hersha Hospitality Limited Partnership, a Virginia limited partnership. “HHMLP” refers to Hersha Hospitality Management, L.P. and its subsidiaries, which are the entities that manage many of our wholly owned hotels and many of the hotels owned by our joint ventures. “Common shares” means our common shares of beneficial interest, par value $0.01 per share.  The term “you” refers to a potential investor in the securities described in this prospectus.

All brand names, trademarks and service marks appearing in this prospectus are the property of their respective owners.  This prospectus contains registered trademarks owned or licensed to companies other than us, including but not limited to Comfort Inn®, Comfort Suites®, Courtyard® by Marriott®, DoubleTree®, Doubletree Suites®, Fairfield Inn ®, Fairfield Inn® by Marriott®, Four Points by Sheraton ®, Hampton Inn®, Hawthorne Suites®, Hilton ®, Hilton Garden Inn ®, Hilton Hotels®, Holiday Inn®, Holiday Inn Express®, Homewood Suites®, Homewood Suites by Hilton®, Hyatt Summerfield Suites®, Mainstay Suites®, Marriott ®, Marriott Hotels & Resorts®, Residence Inn ®, Residence Inn® by Marriott®, Sheraton Four Points®, Sleep Inn®, Springhill Suites ®, and Springhill Suites by Marriott®, none of which, in any way, are participating in or endorsing this offering and shall not in any way be deemed an issuer or underwriter of the securities issued under this prospectus, and shall not have any liability or responsibility for any financial statements or other financial information contained or incorporated by reference in this prospectus.

THE COMPANY

Hersha Hospitality Trust is a self-advised Maryland real estate investment trust, or REIT, that was organized in 1998 and completed its initial public offering in January of 1999. Our common shares are traded on the American Stock Exchange under the symbol “HT”. We invest primarily in institutional grade hotels in central business districts, primary suburban office markets and stable destination and secondary markets in the Northeastern United States and select markets on the West Coast. Our primary strategy is to continue to acquire high quality, upscale, mid-scale and extended-stay hotels in metropolitan markets with high barriers to entry in the Northeastern United States and other markets with similar characteristics.

As of December 31, 2006, our portfolio consisted of 48 wholly owned limited and full service properties and 18 limited and full service properties in which we have joint venture investments.  Of the 18 limited and full service properties in which we have our joint ventures investments, four are consolidated. These 66 properties, with a total of 8,641 rooms, are located in Arizona, California, Connecticut, Delaware, Maryland, Massachusetts, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island and Virginia and operate under leading brands, such as Comfort Inn®, Comfort Suites®, Courtyard® by Marriott®, DoubleTree®, Doubletree Suites®, Fairfield Inn ®, Fairfield Inn® by Marriott®, Four Points by Sheraton ®, Hampton Inn®, Hawthorne Suites®, Hilton ®, Hilton Garden Inn ®, Hilton Hotels®, Holiday Inn®, Holiday Inn Express®, Homewood Suites®, Homewood Suites by Hilton®, Hyatt Summerfield Suites®, Mainstay Suites®, Marriott ®, Marriott Hotels & Resorts®, Residence Inn ®, Residence Inn® by Marriott®, Sheraton Four Points®, Sleep Inn®, Springhill Suites ®, and Springhill Suites by Marriott®.

We are structured as an umbrella partnership REIT, or UPREIT, and we own our hotels and our investments in joint ventures through our operating partnership, for which we serve as general partner. Our hotels are managed by qualified independent management companies, including HHMLP.  HHMLP is a private management company owned by certain of our trustees, officers and other third party investors. All but one of our wholly owned hotels are leased to 44 New England Management Company, or 44 New England, our wholly-owned taxable REIT subsidiary, or TRS. In addition, all of the hotels we own through investments in joint ventures are leased to TRSs owned by the respective venture or to corporations owned in part by our wholly owned TRS. We lease one hotel to a third party operator/lessee.

Our principal executive office is located at 44 Hersha Drive, Harrisburg, Pennsylvania 17102. Our telephone number is (717) 236-4400.

RISK FACTORS

Investment in our securities involves risk. Before acquiring any securities offered pursuant to this prospectus and any accompanying prospectus supplement, you should carefully consider the risks described below as well as the information contained, or incorporated by reference, in this prospectus and any accompanying prospectus supplement, including, without limitation, the risks described in our most recent Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q, and as described in our other filings with the SEC. The occurrence of any of these risks might cause you to lose all or a part of your investment in our securities. Please also refer to the section above entitled “Cautionary Statement Concerning Forward-Looking Statements.”

RISKS RELATING TO OUR BUSINESS AND OPERATIONS

We have previously determined that we had material weaknesses related to our internal control over financial reporting.

In connection with our annual assessment of internal control over financial reporting for the year ended December 31, 2005, management identified certain material weaknesses in internal control over financial reporting, which are described in our Annual Report on Form 10-K for the year ended December 31, 2005.  In response to the material weaknesses identified by the Company, the Company and HHMLP have taken certain remedial measures. As a result of these remedial measures, we believe such internal controls are designed and operating effectively; however, we cannot guarantee that in the future we will not discover additional material weaknesses in internal control over financial reporting.

We may be unable to integrate acquired hotels into our operations or otherwise manage our planned growth, which may adversely affect our operating results.

We have recently acquired a substantial number of hotels. We cannot assure you that we, HHMLP or other management companies we employ will be able to adapt our management, administrative, accounting and operational systems and arrangements, or hire and retain sufficient operational staff to successfully integrate these investments into our portfolio and manage any future acquisitions of additional assets without operational disruptions or unanticipated costs. Acquisition of hotels generates additional operating expenses that we will be required to pay. As we acquire additional hotels, we will be subject to the operational risks associated with owning new lodging properties. Our failure to integrate successfully any future acquisitions into our portfolio could have a material adverse effect on our results of operations and financial condition and our ability to pay dividends to shareholders or make other payments in respect of securities issued by us.

Acquisition of hotels with limited operating history may not achieve desired results.

Many of our recent acquisitions are newly-developed hotels. Newly-developed or newly-renovated hotels do not have the operating history that would allow our management to make pricing decisions in acquiring these hotels based on historical performance. The purchase prices of these hotels are based upon management’s expectations as to the operating results of such hotels, subjecting us to risks that such hotels may not achieve anticipated operating results or may not achieve these results within anticipated time frames. As a result, we may not be able to generate enough cash flow from these hotels to make debt payments or pay operating expenses. In addition, room revenues may be less than that required to provide us with our anticipated return on investment. In either case, the amounts available for distribution to our shareholders could be reduced.

Our acquisitions may not achieve expected performance, which may harm our financial condition and operating results.

We anticipate that acquisitions will largely be financed with the net proceeds of securities offerings and through externally generated funds such as borrowings under credit facilities and other secured and unsecured debt financing. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to acquire and market properties will prove inaccurate, as well as general investment risks associated with any new real estate investment. Because we must distribute annually at least 90% of our taxable income each year to maintain our qualification as a REIT, our ability to rely upon income or cash flow from operations to finance our growth and acquisition activities will be limited. Accordingly, were we unable to obtain funds from borrowings or the capital markets to finance our growth and acquisition activities, our ability to grow could be curtailed, amounts available for distribution to shareholders could be adversely affected and we could be required to reduce distributions.

We own a limited number of hotels and significant adverse changes at one hotel may impact our ability to make distributions to shareholders.

As of December 31, 2006, our portfolio consisted of 48 wholly-owned limited and full service properties and joint venture investments in 18 hotels with a total of 8,641 rooms. Significant adverse changes in the operations of any one hotel could have a material adverse effect on our financial performance and, accordingly, on our ability to make expected distributions to our shareholders.

We focus on acquiring hotels operating under a limited number of franchise brands, which creates greater risk as the investments are more concentrated.

We place particular emphasis in our acquisition strategy on hotels similar to our current hotels. We invest in hotels operating under a few select franchises and therefore will be subject to risks inherent in concentrating investments in a particular franchise brand, which could have an adverse effect on amounts available for distribution to shareholders. These risks include, among others, the risk of a reduction in hotel revenues following any adverse publicity related to a specific franchise brand.

Most of our hotels are located in the Eastern United States and many are located in the area from Pennsylvania to Connecticut, which may increase the effect of any regional or local economic conditions.

Most of our hotels are located in the Eastern United States. Twenty-eight of our wholly owned hotels and twelve of our joint venture hotels are located in the states of Pennsylvania, New Jersey, New York and Connecticut. As a result, regional or localized adverse events or conditions, such as an economic recession around these hotels, could have a significant adverse effect on our operations, and ultimately on the amounts available for distribution to shareholders.

We face risks associated with the use of debt, including refinancing risk.

At December 31, 2006, we had long-term debt, excluding capital leases, outstanding of $556.5 million. We may borrow additional amounts from the same or other lenders in the future. Some of these additional borrowings may be secured by our hotels. Our strategy is to maintain target debt levels of approximately 60% of the total purchase price of our hotels both on an individual and aggregate basis, and our Board of Trustees’ policy is to limit indebtedness to no more than 67% of the fair market value of the hotels in which we have invested. However, our declaration of trust (as amended and restated, our “Declaration of Trust”) does not limit the amount of indebtedness we may incur. We cannot assure you that we will be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our hotels to foreclosure. There is also a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of the existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital or sales of properties, our cash flow may not be sufficient to repay all maturing debt in years when significant “balloon” payments come due.

We do not operate our hotels and, as a result, we do not have complete control over implementation of our strategic decisions.

In order for us to satisfy certain REIT qualification rules, we cannot directly operate any of our hotels. Instead, we must engage an independent management company to operate our hotels. As of December 31, 2006, our TRSs and our joint venture partnerships have engaged independent management companies as the property managers for all of our wholly owned hotels leased to our TRSs and the respective hotels for the joint ventures, as required by the REIT qualification rules. The management companies operating the hotels make and implement strategic business decisions with respect to these hotels, such as decisions with respect to the repositioning of a franchise or food and beverage operations and other similar decisions. Decisions made by the management companies operating the hotels may not be in the best interests of a particular hotel or of our company. Accordingly, we cannot assure you that the management companies will operate our hotels in a manner that is in our best interests.

We depend on a limited number of key personnel.

We depend on the services of our existing senior management team, including Jay H. Shah, Neil H. Shah, Ashish R. Parikh and Michael R. Gillespie, to carry out our business and investment strategies. As we expand, we will continue to need to attract and retain qualified additional senior management. We have employment contracts with certain of our senior management; however, the employment agreements may be terminated under certain circumstances. The termination of an employment agreement and the loss of the services of any of our key management personnel, or our inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results.

We face increasing competition for the acquisition of hotel properties and other assets, which may impede our ability to make future acquisitions or may increase the cost of these acquisitions.

We face competition for investment opportunities in high quality, upscale and mid-scale limited service and extended-stay hotels from entities organized for purposes substantially similar to our objectives, as well as other purchasers of hotels. We compete for such investment opportunities with entities that have substantially greater financial resources than we do, including access to capital or better relationships with franchisors, sellers or lenders. Our competitors may generally be able to accept more risk than we can manage prudently and may be able to borrow the funds needed to acquire hotels. Competition may generally reduce the number of suitable investment opportunities offered to us and increase the bargaining power of property owners seeking to sell.

We may engage in hedging transactions, which can limit our gains and increase exposure to losses.

We may enter into hedging transactions to protect us from the effects of interest rate fluctuations on floating rate debt and also to protect our portfolio of mortgage assets from interest rate and prepayment rate fluctuations. Our hedging transactions may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Hedging activities may not have the desired beneficial impact on our results of operations or financial condition. No hedging activity can completely insulate us from the risks associated with changes in interest rates and prepayment rates. Moreover, interest rate hedging could fail to protect us or could adversely affect us because, among other things:

Available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought.

•  The duration of the hedge may not match the duration of the related liability.

•  The party owning money in the hedging transaction may default on its obligation to pay.

•  The credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction.

•  The value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair value.

Downward adjustments, or “mark-to-market losses,” would reduce our shareholders’ equity.

Hedging involves risk and typically involves costs, including transaction costs, which may reduce returns on our investments. These costs increase as the period covered by the hedging increases and during periods of rising and volatile interest rates. These costs will also limit the amount of cash available for distribution to shareholders. The REIT qualification rules may also limit our ability to enter into hedging transactions. We generally intend to hedge as much of our interest rate risk as our management determines is in our best interests given the cost of such hedging transactions and the requirements applicable to REITs. If we are unable to hedge effectively because of the cost of such hedging transactions or the limitations imposed by the REIT rules, we will face greater interest risk exposure than may be commercially prudent.

If we cannot access the capital markets, we may not be able to grow our Company at our historical growth rates.

We may not be able to access the capital markets to obtain capital to fund future acquisitions and investments. If we lack the capital to make future acquisitions or investments, we may not be able to continue to grow at historical rates.

RISKS RELATING TO CONFLICTS OF INTEREST

Due to conflicts of interest, many of our existing agreements may not have been negotiated on an arm’s-length basis and may not be in our best interest.

Some of our officers and trustees have ownership interests in HHMLP and in entities with which we have entered into transactions, including hotel acquisitions and dispositions and certain financings. Consequently, the terms of our agreements with those entities, including hotel contribution or purchase agreements, the Administrative Services Agreement between us and HHMLP pursuant to which HHMLP provides certain administrative services, the Option Agreement between the operating partnership and some of the trustees and officers and our property management agreements with HHMLP may not have been negotiated on an arm’s-length basis and may not be in the best interest of all our shareholders.

Conflicts of interest with other entities may result in decisions that do not reflect our best interests.

The following officers and trustees own collectively approximately 94% of HHMLP: Hasu P. Shah, Jay H. Shah, Neil H. Shah, David L. Desfor, K.D. Patel and Kiran P. Patel. The following officers and trustees serve as officers of HHMLP: David L. Desfor, Kiran P. Patel and K.D. Patel. Conflicts of interest may arise in respect of the ongoing acquisition, disposition and operation of our hotels including, but not limited to, the enforcement of the contribution and purchase agreements, the Administrative Services Agreement, the Option Agreement and our property management agreements with HHMLP. Consequently, the interests of shareholders may not be fully represented in all decisions made or actions taken by our officers and trustees.

Conflicts of interest relating to sales or refinancing of hotels acquired from some of our trustees and officers may lead to decisions that are not in our best interest.

Some of our trustees and officers have unrealized gains associated with their interests in the hotels we have acquired from them and, as a result, any sale of these hotels or refinancing or prepayment of principal on the indebtedness assumed by us in purchasing these hotels may cause adverse tax consequences to such of our trustees and officers. Therefore, our interests and the interests of these individuals may be different in connection with the disposition or refinancing of these hotels.

Additional hotels owned or acquired by some of our trustees and officers may hinder these individuals from spending adequate time on our business.

Some of our trustees and officers own hotels and may develop or acquire new hotels, subject to certain limitations. Such ownership, development or acquisition activities may materially affect the amount of time these officers and trustees devote to our affairs. Some of our trustees and officers operate hotels that are not owned by us, which may materially affect the amount of time that they devote to managing our hotels. Pursuant to the Option Agreement, as amended, we have an option to acquire any hotels developed by our officers and trustees.

Need for certain consents from the limited partners may not result in decisions advantageous to shareholders.

Under our operating partnership’s amended and restated partnership agreement, the holders of at least two-thirds of the interests in the partnership must approve a sale of all or substantially all of the assets of the partnership or a merger or consolidation of the partnership. Some of our officers and trustees own an approximate 7.96% interest in the operating partnership on a fully-diluted basis. Their large ownership percentage may make it less likely that a merger or sale of our company that would be in the best interests of our shareholders will be approved.

RISKS RELATING TO OUR CORPORATE STRUCTURE

Our ownership limitation may restrict business combination opportunities.

To qualify as a REIT under the Internal Revenue Code, no more than 50% of the value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of each taxable year. To preserve our REIT qualification, our Declaration of Trust generally prohibits direct or indirect ownership of more than 9.9% of (i) the number of outstanding common shares of any class or series of common shares or (ii) the number of outstanding preferred shares of any class or series of preferred shares. Generally, common shares owned by affiliated owners will be aggregated for purposes of the ownership limitation. The ownership limitation could have the effect of delaying, deterring or preventing a change in control or other transaction in which holders of common shares might receive a premium for their common shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

The Declaration of Trust contains a provision that creates staggered terms for our Board of Trustees.

Our Board of Trustees is divided into two classes. The terms of the first and second classes expire in 2008 and 2007, respectively. Trustees of each class are elected for two-year terms upon the expiration of their current terms and each year one class of trustees will be elected by the shareholders. The staggered terms of trustees may delay, deter or prevent a tender offer, a change in control of us or other transaction, even though such a transaction might be in the best interest of the shareholders.

Maryland Business Combination Law may discourage a third party from acquiring us.

Under the Maryland General Corporation Law, as amended (MGCL), as applicable to REITs, certain “business combinations” (including certain issuances of equity securities) between a Maryland REIT and any person who beneficially owns ten percent or more of the voting power of the trust’s shares, or an affiliate thereof, are prohibited for five years after the most recent date on which this shareholder acquired at least ten percent of the voting power of the trust’s shares. Thereafter, any such business combination must be approved by two super-majority shareholder votes unless, among other conditions, the trust’s common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its common shares. These provisions could delay, deter or prevent a change of control or other transaction in which holders of our equity securities might receive a premium for their shares above then-current market prices or which such shareholders otherwise might believe to be in their best interests.

Our Board of Trustees may change our investment and operational policies without a vote of the common shareholders.

Our major policies, including our policies with respect to acquisitions, financing, growth, operations, debt limitation and distributions, are determined by our Board of Trustees. The Trustees may amend or revise these and other policies from time to time without a vote of the holders of the common shares.

Our Board of Trustees and management make decisions on our behalf, and shareholders have limited management rights.

Our shareholders have no right or power to take part in our management except through the exercise of voting rights on certain specified matters. The board of trustees is responsible for our management and strategic business direction, and our management is responsible for our day-to-day operations. Certain policies of our board of trustees may not be consistent with the immediate best interests of our securityholders.

Holders of our outstanding Series A preferred shares have dividend, liquidation, and other rights that are senior to the rights of the holders of our common shares.

Our Board of Trustees has the authority to designate and issue preferred shares with liquidation, dividend and other rights that are senior to those of our common shares. As of December 31, 2006, 2,400,000 shares of our Series A preferred shares were issued and outstanding. The aggregate liquidation preference with respect to the outstanding preferred shares is approximately $60.0 million, and annual dividends on our outstanding preferred shares are approximately $4.8 million. Holders of our Series A preferred shares are entitled to cumulative dividends before any dividends may be declared or set aside on our common shares. Upon our voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of our common shares, holders of our Series A preferred shares are entitled to receive a liquidation preference of $25.00 per share plus any accrued and unpaid distributions. This will reduce the remaining amount of our assets, if any, available to distribute to holders of our common shares. In addition, holders of our Series A preferred shares have the right to elect two additional trustees to our Board of Trustees whenever dividends are in arrears in an aggregate amount equivalent to six or more quarterly dividends, whether or not consecutive.

Our Board of Trustees may issue additional shares that may cause dilution or prevent a transaction that is in the best interests of our shareholders.

Our Declaration of Trust authorizes the Board of Trustees, without shareholder approval, to:

•
amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class or series that we have the authority to issue;

•	cause us to issue additional authorized but unissued common shares or preferred shares; and

•
classify or reclassify any unissued common or preferred shares and to set the preferences, rights and other terms of such classified or reclassified shares, including the issuance of additional common shares or preferred shares that have preference rights over the common shares with respect to dividends, liquidation, voting and other matters.

Any one of these events could cause dilution to our common shareholders, delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or otherwise not be in the best interest of holders of common shares.

Future offerings of equity securities, which would dilute our existing shareholders and may be senior to our common shares for the purposes of dividend distributions, may adversely affect the market price of our common shares.

In the future, we may attempt to increase our capital resources by making additional offerings of equity securities, including classes of preferred or common shares. Upon liquidation, holders of our preferred shares and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common shares. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common shares, or both. Our preferred shares, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of our common shares and diluting their share holdings in us.

There are no assurances of our ability to make distributions in the future.

We intend to pay quarterly dividends and to make distributions to our shareholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed. However, our ability to pay dividends may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our Board of Trustees and will depend upon our earnings, our financial condition, maintenance of our REIT status and such other factors as our board may deem relevant from time to time. There are no assurances of our ability to pay dividends in the future. In addition, some of our distributions may include a return of capital.

An increase in market interest rates may have an adverse effect on the market price of our securities.

One of the factors that investors may consider in deciding whether to buy or sell our securities is our dividend rate as a percentage of our share or unit price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher dividend or interest rate on our securities or seek securities paying higher dividends or interest. The market price of our common shares likely will be based primarily on the earnings and return that we derive from our investments and income with respect to our properties and our related distributions to shareholders, and not from the market value or underlying appraised value of the properties or investments themselves. As a result, interest rate fluctuations and capital market conditions can affect the market price of our common shares. For instance, if interest rates rise without an increase in our dividend rate, the market price of our common shares could decrease because potential investors may require a higher dividend yield on our common shares as market rates on interest-bearing securities, such as bonds, rise. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and pay dividends.

RISKS RELATED TO OUR TAX STATUS

If we fail to qualify as a REIT, our dividends will not be deductible to us, and our income will be subject to taxation.

We have operated and intend to continue to operate so as to qualify as a REIT for federal income tax purposes. Our continued qualification as a REIT will depend on our continuing ability to meet various requirements concerning, among other things, the ownership of our outstanding shares of beneficial interest, the nature of our assets, the sources of our income, and the amount of our distributions to our shareholders. If we were to fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we would not be allowed a deduction for distributions to our shareholders in computing our taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, amounts available for distribution to shareholders would be reduced for each of the years involved. Although we currently intend to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the trustees, with the consent of holders of two-thirds of the outstanding shares, to revoke the REIT election.

Failure to make required distributions would subject us to tax.

In order to qualify as a REIT, each year we must distribute to our shareholders at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of:

•	85% of our net ordinary income for that year;

•	95% of our net capital gain net income for that year; and

•	100% of our undistributed taxable income from prior years.

We have paid out, and intend to continue to pay out, our income to our shareholders in a manner intended to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in a particular year. In the past we have borrowed, and in the future we may borrow, to pay distributions to our shareholders and the limited partners of our operating partnership. Such borrowings subject us to risks from borrowing as described herein.

The taxation of corporate dividends may adversely affect the value of our common shares.

Legislation enacted in 2003 and 2006, among other things, generally reduced to 15% the maximum marginal rate of tax payable by domestic noncorporate taxpayers on dividends received from a regular C corporation and certain Foreign corporations through 2010. This reduced tax rate, however, does not apply to dividends paid to domestic noncorporate taxpayers by a REIT on its shares, except for certain limited amounts. Although the earnings of a REIT that are distributed to its shareholders are still generally subject to less federal income taxation than earnings of a non-REIT C corporation that are distributed to its shareholders net of corporate-level income tax, this legislation could cause domestic noncorporate investors to view the shares of regular C corporations as more attractive relative to the shares of a REIT than was the case prior to the enactment of the legislation, because the dividends from regular C corporations are generally taxed at a lower rate while dividends from REITs are generally taxed at the same rate as the individual’s other ordinary income. We cannot predict what effect, if any, the enactment of this legislation may have on the value of the shares of REITs in general or on our shares in particular, either in terms of price or relative to other investments.

The U.S. federal income tax laws governing REITs are complex.

We intend to continue to operate in a manner that will qualify us as a real estate investment trust, or REIT, under the U.S. federal income tax laws. The REIT qualification requirements are extremely complex, however, and interpretations of the U.S. federal income tax laws governing qualification as a REIT are limited. Accordingly, we cannot be certain that we will be successful in operating so we can continue to qualify as a REIT. At any time, new laws, interpretations, or court decisions may change the federal tax laws or the U.S. federal income tax consequences of our qualification as a REIT.

Complying with REIT requirements may force us to sell otherwise attractive investments.

To qualify as a REIT, we must satisfy certain requirements with respect to the character of our assets. If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter (by, possibly, selling assets not withstanding their prospects as an investment) to avoid losing our REIT status. If we fail to comply with these requirements at the end of any calendar quarter, and the failure exceeds a de minimis threshold, we may be able to preserve our REIT status if (a) the failure was due to reasonable cause and not to willful neglect, (b) we dispose of the assets causing the failure within six months after the last day of the quarter in which we identified the failure, (c) we file a schedule with the IRS describing each asset that caused the failure, and (d) we pay an additional tax of the greater of $50,000 or the product of the highest applicable tax rate multiplied by the net income generated on those assets. As a result, we may be required to liquidate otherwise attractive investments.

Our share ownership limitation may prevent certain transfers of our shares.

In order to maintain our qualification as a REIT, not more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities). Our Declaration of Trust prohibits direct or indirect ownership (taking into account applicable ownership provisions of the Internal Revenue Code) of more than (a) 9.9% of the aggregate number of outstanding common shares of any class or series or (b) 9.9% of the aggregate number of outstanding preferred shares of any class or series of outstanding preferred shares by any shareholder or group (the “Ownership Limitation”). Generally, the shares of beneficial interest owned by related or affiliated owners will be aggregated for purposes of the Ownership Limitation. Any transfer of shares of beneficial interest that would violate the Ownership Limitation, cause us to have fewer than 100 shareholders, cause us to be “closely held” within the meaning of Section 856(h) of the Internal revenue Code or cause us to own, directly or indirectly, 10% or more of the ownership interest in any tenant (other than a taxable REIT subsidiary) will be void, the intended transferee of such shares will be deemed never to have had an interest in such shares, and such shares will be designated “shares-in-trust.” Further, we will be deemed to have been offered shares-in-trust for purchase at the lesser of the market price (as defined in the Declaration of Trust) on the date we accept the offer and the price per share in the transaction that created such shares-in-trust (or, in the case of a gift, devise or non-transfer event (as defined in the Declaration of Trust), the market price on the date of such gift, devise or non-transfer event). Therefore, the holder of shares of beneficial interest in excess of the Ownership Limitation will experience a financial loss when such shares are purchased by us, if the market price falls between the date of purchase and the date of redemption.

We have, in limited instances from time to time, permitted certain owners to own shares in excess of the Ownership Limitation. The Board of Trustees has waived the Ownership Limitation for such owners after following procedures set out in our Declaration of Trust, under which the owners requesting the waivers provided certain information and our counsel provided certain legal opinions. These waivers established levels of permissible share ownership for the owners requesting the waivers that are higher than the Ownership Limitation. If the owners acquire shares in excess of the higher limits, those shares are subject to the risks described above in the absence of further waivers. The Board of Trustees is not obligated to grant such waivers and has no current intention to do so with respect to any owners who (individually or aggregated as the Declaration of Trust requires) do not currently own shares in excess of the Ownership Limitation.

RISKS RELATED TO THE HOTEL INDUSTRY

The value of our hotels depends on conditions beyond our control.

Our hotels are subject to varying degrees of risk generally incident to the ownership of hotels. The underlying value of our hotels, our income and ability to make distributions to our shareholders are dependent upon the operation of the hotels in a manner sufficient to maintain or increase revenues in excess of operating expenses. Hotel revenues may be adversely affected by adverse changes in national economic conditions, adverse changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, competition from other hotels, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of terrorism, acts of God, including earthquakes, hurricanes and other natural disasters, acts of war, adverse changes in zoning laws, and other factors that are beyond our control. In particular, general and local economic conditions may be adversely affected by the recent terrorist incidents in New York and Washington, D.C. Our management is unable to determine the long-term impact, if any, of these incidents or of any acts of war or terrorism in the United States or worldwide, on the U.S. economy, on us or our hotels or on the market price of our common shares.

Our hotels are subject to general hotel industry operating risks, which may impact our ability to make distributions to shareholders.

Our hotels are subject to all operating risks common to the hotel industry. The hotel industry has experienced volatility in the past, as have our hotels, and there can be no assurance that such volatility will not occur in the future. These risks include, among other things, competition from other hotels; over-building in the hotel industry that could adversely affect hotel revenues; increases in operating costs due to inflation and other factors, which may not be offset by increased room rates; reduction in business and commercial travel and tourism; strikes and other labor disturbances of hotel employees; increases in energy costs and other expenses of travel; adverse effects of general and local economic conditions; and adverse political conditions. These factors could reduce revenues of the hotels and adversely affect our ability to make distributions to our shareholders.

Competition for guests is highly competitive.

The hotel industry is highly competitive. Our hotels compete with other existing and new hotels in their geographic markets. Many of our competitors have substantially greater marketing and financial resources than we do. If their marketing strategies are effective, we may be unable to make distributions to our shareholders.

Our investments are concentrated in a single segment of the hotel industry.

Our current business strategy is to own and acquire hotels primarily in the high quality, upscale and mid-scale limited service and extended-stay segment of the hotel industry. We are subject to risks inherent in concentrating investments in a single industry and in a specific market segment within that industry. The adverse effect on amounts available for distribution to shareholders resulting from a downturn in the hotel industry in general or the mid-scale segment in particular could be more pronounced than if we had diversified our investments outside of the hotel industry or in additional hotel market segments.

The hotel industry is seasonal in nature.

The hotel industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. Our hotels’ operations historically reflect this trend. We believe that we will be able to make distributions necessary to maintain REIT status through cash flow from operations; but if we are unable to do so, we may not be able to make the necessary distributions or we may have to generate cash by a sale of assets, increasing indebtedness or sales of securities to make the distributions.

Risks of operating hotels under franchise licenses, which may be terminated or not renewed, may impact our ability to make distributions to shareholders.

The continuation of the franchise licenses is subject to specified operating standards and other terms and conditions. All of the franchisors of our hotels periodically inspect our hotels to confirm adherence to their operating standards. The failure of our partnership or HHMLP to maintain such standards or to adhere to such other terms and conditions could result in the loss or cancellation of the applicable franchise license. It is possible that a franchisor could condition the continuation of a franchise license on the completion of capital improvements that the trustees determine are too expensive or otherwise not economically feasible in light of general economic conditions, the operating results or prospects of the affected hotel. In that event, the trustees may elect to allow the franchise license to lapse or be terminated.

There can be no assurance that a franchisor will renew a franchise license at each option period. If a franchisor terminates a franchise license, we, our partnership, and HHMLP may be unable to obtain a suitable replacement franchise, or to successfully operate the hotel independent of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the related hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. Our loss of a franchise license for one or more of the hotels could have a material adverse effect on our partnership’s revenues and our amounts available for distribution to shareholders.

Operating costs and capital expenditures for hotel renovation may be greater than anticipated and may adversely impact distributions to shareholders.

Hotels generally have an ongoing need for renovations and other capital improvements, particularly in older structures, including periodic replacement of furniture, fixtures and equipment. Under the terms of our management agreements with HHMLP, we are obligated to pay the cost of expenditures for items that are classified as capital items under GAAP that are necessary for the continued operation of our hotels. If these expenses exceed our estimate, the additional cost could have an adverse effect on amounts available for distribution to shareholders. In addition, we may acquire hotels in the future that require significant renovation. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from hotels.

The increasing use of Internet travel intermediaries by consumers may adversely affect our profitability.

Some of our hotel rooms are booked through Internet travel intermediaries such as Travelocity.com, Expedia.com and Priceline.com. As these Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant concessions from us. Moreover, some Internet travel intermediaries offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality (such as “three-star downtown hotel”) at the expense of brand identification. These intermediaries hope that consumers will eventually develop brand loyalties to their reservation systems rather than to the lodging brands with which our hotels are affiliated. Although most of the business for our hotels is expected to be derived from traditional channels, if the amount of sales made through Internet intermediaries increases significantly, room revenues may flatten or decrease and our profitability may be adversely affected.

RISKS RELATED TO REAL ESTATE INVESTMENT GENERALLY

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Real estate investments are relatively illiquid. Our ability to vary our portfolio in response to changes in operating, economic and other conditions will be limited. No assurances can be given that the fair market value of any of our hotels will not decrease in the future.

If we suffer losses that are not covered by insurance or that are in excess of our insurance coverage limits, we could lose investment capital and anticipated profits.

We require comprehensive insurance to be maintained on each of the our hotels, including liability and fire and extended coverage in amounts sufficient to permit the replacement of the hotel in the event of a total loss, subject to applicable deductibles. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes and acts of terrorism, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it impracticable to use insurance proceeds to replace the applicable hotel after such applicable hotel has been damaged or destroyed. Under such circumstances, the insurance proceeds received by us might not be adequate to restore our economic position with respect to the applicable hotel. If any of these or similar events occur, it may reduce the return from the attached property and the value of our investment.

REITs are subject to property taxes.

Each hotel is subject to real and personal property taxes. The real and personal property taxes on hotel properties in which we invest may increase as property tax rates change and as the properties are assessed or reassessed by taxing authorities. Many state and local governments are facing budget deficits which has led many of them, and may in the future lead others to, increase assessments and/or taxes. If property taxes increase, our ability to make expected distributions to our shareholders could be adversely affected.

Environmental matters could adversely affect our results.

Operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of complying with environmental laws could materially adversely affect amounts available for distribution to shareholders. Phase I environmental assessments have been obtained on all of our hotels. Nevertheless, it is possible that these reports do not reveal all environmental liabilities or that there are material environmental liabilities of which we are unaware.

Costs associated with complying with the Americans with Disabilities Act may adversely affect our financial condition and operating results.

Under the Americans with Disabilities Act of 1993 (ADA), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While we believe that our hotels are substantially in compliance with these requirements, a determination that we are not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use and operation of the hotels, including changes to building codes and fire and life-safety codes, may occur. If we were required to make substantial modifications at the hotels to comply with the ADA or other changes in governmental rules and regulations, our ability to make expected distributions to our shareholders could be adversely affected.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from the sale of the common shares offered by this prospectus. We will not receive any of the proceeds from the sale of common shares by the selling shareholders.

THE SELLING SHAREHOLDERS

The following table lists the names of the selling shareholders, the number of common shares beneficially owned by each of the selling shareholders, and the number of shares that may be offered for sale by this prospectus.  Because the selling shareholders may tender for redemption all, some or none of their operating partnership units, and may receive, at our option, cash rather than common shares upon redemption, we cannot give a definitive estimate as to the number of common shares that will be sold by the selling shareholder in the offering or held by the selling shareholders after the offering.  In preparing the table below, we have assumed that the selling shareholders will sell all of the common shares covered by this prospectus.  At March 15, 2007, there were 40,676,593 common shares outstanding.  Direct  and indirect owners of the operating partnership units and shares, as noted below, include Hasu P. Shah, our Chairman and former Chief Executive Officer, Jay H. Shah, our Chief Executive Officer, Neil H. Shah, our President and Chief Operating Officer, Kiran P. Patel, our Corporate Secretary, David L. Desfor, our Treasurer, Ashish R. Parikh, our Chief Financial Officer, Kanti D. Patel, a Trustee on our Board, Bharat C. Mehta, a Director of HHMLP, and Sal Shahriar, the Executive Vice President of Operations of HHMLP.  All of the holders of operating partnership units listed below had contractual rights to require us to file the registration statement of which this prospectus is a part.

The common shares registered for sale by this prospectus were acquired through the following transactions:

•  On February 16, 2006, our operating partnership acquired 100% of the outstanding membership interests in Metro JFK Associates LLC, the owner of a leasehold interest in the land, improvements and certain personal property of the Hilton Garden Inn JFK situated at 148-18 134 Street, Jamaica, New York.  The purchase price for the membership interests in Metro JFK Associates LLC was approximately $29.0 million, financed by a combination of cash, assumption of approximately $13.0 million of debt, and the issuance of 657,895 operating partnership units.  The members of Metro JFK Associates LLC that sold their interests were Shanti III Associates (“Shanti”), Kunj Associates (“Kunj”), Devi Associates (“Devi”), Shree Associates (“Shree”), David L. Desfor (“Desfor”), Ashish R. Parikh, Sal Shahriar, The Hasu and Hersha Shah 2004 Trust FBO Neil H. Shah (“FBO Neil”), and The Hasu and Hersha Shah 2004 Trust FBO Jay H. Shah (“FBO Jay”).

•  On January 10, 2007, our operating partnership and Hersha Hospitality LLC acquired 100% of the partnership interests in Everest Associates, a Pennsylvania limited partnership (“Everest”), the owner of the furniture, fixtures and equipment of the Marriott Residence Inn situated at 1 Hampton Court, Carlisle, Pennsylvania. The partners of Everest that sold their interests are not affiliated with Hersha Hospitality Trust. The purchase price for the partnership interests in Everest was approximately $1.3 million which was paid in the form of 119,820 limited partnership units issued by HHLP to the partners of Everest.

•  On February 1, 2007, Seaport LLC, our operating partnership acquired the Hampton Inn, situated at 320 Pearl Street, New York, New York, through the acquisition of 100% of the membership interests in each of BCM, LLC (“BCM”), the owner of fifty percent of the land and improvements of the Hampton Inn and HPS Seaport, LLC (“HPS”), the owner of fifty percent of the land and improvements of the Hampton Inn, to acquire 100% of the land and improvements of the Hampton Inn. The purchase price for the membership interests in each of BCM and HPS was approximately $27.6 million, financed by the assumption of a $19.3 million mortgage, issuance of a $8.2 million promissory note, and the issuance of 15,016 limited partnership units.   The members of each of BCM and HPS are Shree, Kunj, Shanti, Devi, FBO Neil, FBO Jay and Desfor.

•  On February 1, 2007, our operating partnership closed on the acquisition of a 50% interest in the Holiday Inn Express Manhattan Madison Square situated at 29th Street and 8th Avenue, New York, New York, from H. Metro Delaware, LLC.  The purchase price for the membership interests in H. Metro Delaware LLC was approximately $7.8 million, financed through the issuance of 694,766 limited partnership units of HHLP.  The members of H. Metro Delaware, LLC who sold their interests were Shree, Kunj, Shanti, Devi , FBO Neil, FBO Jay, and Desfor.

We prepared the following table based on the information supplied to us by the selling shareholders named in the table.

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Registered for Sale	Shares Owned After Sale of Registered Shares
			Number	Percentage
Hasu P. Shah	371,774	127,937	243,837	0.60%
Jay H. Shah	1,071,481	328,762	742,719	1.83%
Neil H. Shah	1,018,629	327,724	690,905	1.70%
Kiran P. Patel	249,932	204,632	45,300	0.11%
David L. Desfor	132,786	43,800	88,986	0.22%
Ashish R. Parikh	6,579	6,579	0	0.00%
Shanti III Associates[1]	495,903	216,753	279,150	0.69%
Devi Associates[2]	482,821	108,200	374,621	0.92%
Sal Shahriar	3,290	3,290	0	0.00%
Kiran H. Parikh	23,964	23,964	0	0.00%
Bhaskar C. Desai	25,964	23,964	2,000	0.00%
Narendra C. Desai	23,964	23,964	0	0.00%
Satish J. Upadhyay	23,964	23,964	0	0.00%
Mukul L. Parikh	23,964	23,964	0	0.00%

CERTAIN PROVISIONS OF MARYLAND LAW, OUR DECLARATION OF TRUST AND BYLAWS

Classification of the Board of Trustees

Our Bylaws provide that the number of our trustees may be established by the Board of Trustees but may not be fewer than three nor more than nine.  As of December 31, 2006, we have seven trustees.  The trustees may increase or decrease the number of trustees by a vote of at least 80% of the members of the Board of Trustees, provided that the number of trustees shall never be less than the number required by Maryland law and that the tenure of office of a trustee shall not be affected by any decrease in the number of trustees.  Any vacancy will be filled, including a vacancy created by an increase in the number of trustees, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining trustees or, if no trustees remain, by a majority of our shareholders.

_____________________
1 Shanti III Associates is a family limited partnership controlled by Kanti D. Patel and his family.
2 Devi Associates is a family limited partnership controlled by Bharat C. Mehta and his family.

Pursuant to our Declaration of Trust, the Board of Trustees is divided into two classes of trustees.  Trustees of each class are chosen for two-year terms and each year one class of trustees will be elected by the shareholders.  We believe that classification of the Board of Trustees helps to assure the continuity and stability of our business strategies and policies as determined by the trustees.  Holders of common shares have no right to cumulative voting in the election of trustees.  Consequently, at each annual meeting of shareholders, the holders of a majority of the common shares are able to elect all of the successors of the class of trustees whose terms expire at that meeting.

The classified board provision could have the effect of making the replacement of incumbent trustees more time consuming and difficult.  The staggered terms of trustees may delay, defer or prevent a tender offer or an attempt to change control in us or other transaction that might involve a premium price for holders of common shares that might be in the best interest of the shareholders.

Removal of Trustees

The Declaration of Trust provides that a trustee may be removed with or without cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees.  This provision, when coupled with the provision in the Bylaws authorizing the Board of Trustees to fill vacant trusteeships, precludes shareholders from removing incumbent trustees, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Business Combinations

Maryland law prohibits “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

•	any person who beneficially owns 10% or more of the voting power of our shares; or

•
an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

A person is not an interested shareholder if our Board of Trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder.

After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and

•
two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are approved or exempted by the Board of Trustees before the time that the interested shareholder becomes an interested shareholder.

Control Share Acquisitions

Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, or by officers or by trustees who are employees of the REIT are excluded from shares entitled to vote on the matter. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of trustees of a Maryland REIT to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, REIT may present the question at any shareholders’ meeting.

If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, the REIT may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting and the acquiror may then vote a majority of the shares entitled to vote, then all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our Declaration of Trust or Bylaws.

Our Bylaws contain a provision exempting from the control share acquisition act any and all acquisitions by any person of our shares.  There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Amendment

Our Declaration of Trust provides that it may be amended with the approval of at least a majority of all of the votes entitled to be cast on the matter, but that certain provisions of the Declaration of Trust regarding (i) our Board of Trustees, including the provisions regarding independent trustee requirements, (ii) the restrictions on transfer of the common shares and the preferred shares, (iii) amendments to the Declaration of Trust by the trustees and our shareholders and (iv) our termination may not be amended, altered, changed or repealed without the approval of two-thirds of all of the votes entitled to be cast on these matters.  In addition, the Declaration of Trust provides that it may be amended by the Board of Trustees, without shareholder approval to (a) increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of beneficial interest that the Trust has authority to issue or (b) qualify as a REIT under the Code or under the Maryland REIT law.  Our Bylaws may be amended or altered exclusively by the Board of Trustees.

Limitation of Liability and Indemnification

Our Declaration of Trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or
•	a final judgment based upon a finding of active and deliberate dishonesty by the trustees or others that was material to the cause of action adjudicated.

Our Declaration of Trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise.  The indemnification covers any claim or liability against the person.  Our Bylaws and Maryland law require us to indemnify each trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service to us.

Maryland law permits a Maryland REIT to indemnify its present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and
•	was committed in bad faith; or
•	was the result of active and deliberate dishonesty; or
•	the trustee or officer actually received an improper personal benefit in money, property or services; or
•	in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. Our Bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

Possible Anti-takeover Effect of Certain Provisions of Maryland Law and of our Declaration of Trust and Bylaws

The business combination provisions and, if the applicable exemption in the Bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of our Declaration of Trust on classification of the Board of Trustees, the removal of trustees and the restrictions on the transfer of shares of beneficial interest and the advance notice provisions of the Bylaws could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of the common shares or otherwise be in their best interest.

PARTNERSHIP AGREEMENT

Management

Hersha Hospitality Limited Partnership, our operating partnership, has been organized as a Virginia limited partnership. Pursuant to the partnership agreement, we, as the sole general partner of the operating partnership, have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the partnership, including the ability to cause the operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees and to cause changes in the partnership’s line of business and distribution policies. However, any amendment to the partnership agreement that would affect the redemption rights requires the consent of limited partners holding more than 50% of the operating partnership units held by such partners.

The affirmative vote of more than fifty percent of the limited partnership units (other than limited partnership units owned by the general partner or owned by a subsidiary of the general partner) in our operating partnership, is required for a sale of all or substantially all of the assets of the partnership, or to approve a merger or consolidation of the partnership; provided, however, that the affirmative vote of at least two-thirds of the limited partnership units in our operating partnership is required if we fail to pay a distribution of $0.72 per share to the holders of the Class A common shares for any 12-month period.  As of March 15, 2007, we owned a 92.04% interest and other limited partners owned a 7.96% interest in the operating partnership.

Transferability of Interests

We may not voluntarily withdraw from the partnership or transfer or assign our interest in the partnership unless the transaction in which such withdrawal or transfer occurs results in the limited partners receiving property in an amount equal to the amount they would have received had they exercised their redemption rights immediately prior to such transaction, or unless our successor contributes substantially all of its assets to the partnership in return for a general partnership interest in the partnership. With certain limited exceptions, the limited partners may not transfer their interests in the partnership, in whole or in part, without our written consent, which consent we may withhold in our sole discretion. We may not consent to any transfer that would cause the partnership to be treated as a corporation for federal income tax purposes.

Capital Contributions

The partnership agreement provides that if the partnership requires additional funds at any time in excess of funds available to the partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of shares of beneficial interest as additional capital to the partnership. We are authorized to cause the partnership to issue partnership interests for less than fair market value if we have concluded in good faith that such issuance is in both the partnership’s and our best interests. If we contribute additional capital to the partnership, we will receive additional limited partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the partnership, we will revalue the property of the partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for such fair market value on the date of the revaluation.

Redemption Rights

Pursuant to the partnership agreement, the limited partners receive redemption rights, which enables them to cause the partnership to redeem their interests therein in exchange for cash or, at our option, common shares on a one-for-one basis.  If we do not exercise our option to redeem such interests for common shares, then the limited partner may make a written demand that we redeem such interests for common shares. Notwithstanding the foregoing, a limited partner shall not be entitled to exercise its redemption rights to the extent that the issuance of common shares to the redeeming limited partner would

•	result in any person owning, directly or indirectly, common shares in excess of the ownership limitation as per our Declaration of Trust,

•	result in the shares of our beneficial interest being owned by fewer than 100 persons (determined without reference to any rules of attribution),

•	result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code,

•
cause any person who operates Property on behalf of a “taxable REIT subsidiary” of the Company, as defined in Section 856(l) of the Internal Revenue Code, which Property is a “qualified lodging facility” within the meaning of Section 856(d)(9)(D) of the Internal Revenue Code that is leased to such taxable REIT subsidiary, to fail to qualify as an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Internal Revenue Code with respect to such taxable REIT subsidiary,

•
cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of ours or the partnership’s real property (other than a TRS), within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code, or

•	cause the acquisition of common shares by such redeeming limited partner to be “integrated” with any other distribution of common shares for purposes of complying with the Securities Act.

With respect to the limited partnership units that were issued in connection with the acquisition of our hotels, the redemption rights may be exercised by the limited partners at any time after one year following the issuance of such units, unless otherwise agreed by us.  In all cases, however,

•
each limited partner may not exercise the redemption right for fewer than 1,000 units or, if such limited partner holds fewer than 1,000 limited partnership units, all of the units held by such limited partner,

•
each limited partner may not exercise the redemption right for more than the number of limited partnership units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common shares in excess of the ownership limitation and

•	each limited partner may not exercise the redemption right more than two times annually.

The aggregate number of common shares currently issuable upon exercise of the redemption rights is, as of March 15, 2007, approximately 4,665,186.  The number of common shares issuable upon exercise of the redemption rights will be adjusted on account of share splits, mergers, consolidations or similar pro rata share transactions.

The partnership agreement requires that the partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Internal Revenue Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code.

In addition to the administrative and operating costs and expenses incurred by the partnership, the partnership will pay all of our administrative costs and expenses and these expenses will be treated as expenses of the partnership. Our expenses generally include

•	all expenses relating to our continuity of existence,

•	all expenses relating to offerings and registration of securities,

•	all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations,

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body and

•	all of our other operating or administrative costs incurred in the ordinary course of its business on behalf of the partnership.

The company expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to hotel properties that are owned by us directly.

Distributions

The partnership agreement provides that the partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the partnership’s property in connection with the liquidation of the partnership) on a quarterly (or, at our election, more frequent) basis, in amounts determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the partnership.

The partnership agreement provides that upon a liquidation of the partnership after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

Net profits of the partnership for each fiscal year are allocated in the following order of priority:

(a)           first, to us in respect of our Series A Preferred Partnership Units to the extent that net loss previously allocated to us pursuant to clause (iii) below for all prior fiscal years or other applicable periods exceeds net profit previously allocated to us pursuant to this clause (a) for all prior fiscal years or other applicable periods,

(b)           second, to us and the holders of operating partnership units in proportion to their respective percentage interests to the extent that net loss previously allocated to such holders pursuant to clause (ii) below for all prior fiscal years or other applicable periods exceeds net profit previously allocated to such holders pursuant to this clause (b) for all prior fiscal years or other applicable periods,

(c)           third, to us in respect of our Series A Preferred Partnership Units until we have been allocated net profit equal to the excess of (x) the cumulative amount of distributions we have received for all fiscal years or other applicable period to the date of redemption, to the extent such Series A Preferred Units are redeemed during such period, over (y) the cumulative net profit allocated to us pursuant to this clause (c) for all prior fiscal years or other applicable periods, and

(d)           thereafter, to the holders of operating partnership units in accordance with their respective percentage interests.

Net losses of the partnership for each fiscal year are allocated to us and the limited partners in accordance with the following order of priority:

(i)           first, to the holders of operating partnership units in accordance with their respective percentage interests to the extent of net profit previously allocated to such holders pursuant to (d) above for all prior fiscal years or other applicable period exceeds net loss previously allocated to such holders pursuant to this clause (i) for all prior fiscal years or other applicable periods,

(ii)           second, to us and the holders of operating partnership units in proportion to their respective percentage interests until the adjusted capital account of each holder with respect to such operating partnership units is reduced to zero; and

(iii)           thereafter, to us in respect of our Series A Preferred Partnership Units, until our adjusted capital account with respect to the Series A Preferred Partnership Units is reduced to zero.

All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and Treasury Regulations promulgated thereunder.

Term

The partnership will continue until December 31, 2050, or until sooner dissolved upon:

•	our bankruptcy, dissolution or withdrawal (unless the limited partners elect to continue the partnership),

•	the sale or other disposition of all or substantially all the assets of the partnership,

•	the redemption of all operating partnership units (other than those held by us, if any) or

•	an election by us as the General Partner.

Tax Matters

Pursuant to the partnership agreement, we are the tax matters partner of the partnership and, as such, have authority to handle tax audits and to make tax elections under the Internal Revenue Code on behalf of the partnership.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

This section summarizes the federal income tax issues that you, as a holder of our common shares of beneficial interest, may consider relevant.  Hunton & Williams LLP has acted as our counsel, has reviewed this summary and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are likely to be material to a holder of our common shares of beneficial interest.  Because this section is a summary, it does not address all of the tax issues that may be important to you.  In addition, this section does not address the tax issues that may be important to certain types of holders of our common shares of beneficial interest that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and non-U.S.  individuals and foreign corporations.

The statements in this section and the opinion of Hunton & Williams LLP are based on the current federal income tax laws governing qualification as a REIT.  We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of investing in our common shares of beneficial interest and of our election to be taxed as a REIT.  Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign and other tax consequences of such investment and election, and regarding potential changes in applicable tax laws.

Taxation of Our Company

We elected to be taxed as a REIT under the federal income tax laws beginning with our taxable year ended December 31, 1999.  We believe that we have operated in a manner qualifying us as a REIT since our election and intend to continue to so operate.  This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders.  These laws are highly technical and complex.

In the opinion of Hunton & Williams LLP, we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended December 31, 2003 through December 31, 2006, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2007 and in the future.  You should be aware that the opinion is based on current law and is not binding on the Internal Revenue Service or any court.  In addition, the opinion is based on customary assumptions and on our representations as to factual matters, all of which are described in the opinion.  Our qualification as a REIT depends on our ability to meet, on a continuing basis, qualification tests in the federal tax laws.  Those qualification tests involve the percentage of our income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our share ownership and the percentage of our earnings that we distribute.  Hunton & Williams LLP will not review our compliance with those tests on a continuing basis.  Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements.  For a discussion of the tax consequences of our failure to qualify as a REIT, see “–Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders.  The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation.  However, we will be subject to federal tax in the following circumstances:

•
We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to shareholders.

•	We will pay income tax at the highest corporate rate on:

o	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

o	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•
If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “Requirements for Qualification–Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

o
the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test, and (2) the amount by which 95% (or 90% for our 2004 and prior taxable years) of our gross income exceeds the amount of income qualifying under the 95% gross income test, in each case, multiplied by

o	a fraction intended to reflect our profitability.

•
If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•
We may elect to retain and pay income tax on our net long-term capital gain.  In that case, a U.S.  shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the shareholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a TRS that are not conducted on an arm’s-length basis.

•
In the event of a failure of any of the asset tests occurring during our 2005 and subsequent taxable years, other than a de minimis failure of the 5% asset test or the 10% vote or value test,  as described below under “–Requirements for Qualification-Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the Internal Revenue Service, and we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•
In the event we fail to satisfy one or more requirements for REIT qualification during our 2005 and subsequent taxable years, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•
If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis.  The amount of gain on which we will pay tax is the lesser of:

o	the amount of gain that we recognize at the time of the sale or disposition, and

o	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.
Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Internal Revenue Code define to include certain entities, during the last half of any taxable year.

7.
It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to shareholders.

9.	It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.  If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year.  For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes.  An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.  We have issued sufficient common shares with sufficient diversity of ownership to satisfy requirements 5 and 6.  In addition, our Declaration of Trust restricts the ownership and transfer of our shares of beneficial interest so that we should continue to satisfy these requirements.

A corporation that is a “qualified REIT subsidiary” (i.e., a corporation that is 100% owned by a REIT with respect to which no TRS election has been made) is not treated as a corporation separate from its parent REIT.  All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT.  Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

An unincorporated domestic entity, such as a limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes.  An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes.  In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests.  Thus, our proportionate share of the assets, liabilities and items of income of our operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we have acquired or will acquire an interest, directly or indirectly (a “subsidiary partnership”), will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

A REIT may own up to 100% of the shares of one or more TRSs.  A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT.  However, a TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated.  The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS.  A TRS will pay income tax at regular corporate rates on any income that it earns.  In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation.  Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.  We lease all but one of our hotels to TRSs.  We lease all but one of our wholly owned hotels to 44 New England, a TRS owned by our operating partnership.  All of our hotels owned by joint ventures are leased (1) to joint ventures, in which we hold equity interests through a TRS, or (2) to a TRS wholly owned or substantially owned by the joint venture.  We have formed seven TRSs in connection with the financing of certain of our hotels.  Those TRSs own a 1% general partnership interest in the partnerships that own those hotels.  See “–Taxable REIT Subsidiaries.”

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT.  First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income.  Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets; and

•
income derived from the temporary investment of new capital that is attributable to the issuance of our shares or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, income from hedging instruments (during our 2004 and prior taxable years) or any combination of these.  Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests.  In addition, commencing with our 2005 taxable year, income and gain from “hedging transactions,” as defined in “–Hedging Transactions,” that are clearly and timely identified as such are excluded from both the numerator and the denominator for purposes of the 95% gross income test, but not the 75% gross income test.  The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.  Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•
Second, neither we nor a direct or indirect owner of 10% or more of our shares may own, actually or constructively, 10% or more of  a tenant from whom we receive rent other than a TRS.  If the tenant is a TRS, such TRS may not directly or indirectly operate or manage the related property.  Instead, the property must be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating lodging facilities for any person unrelated to us and the TRS.  See “–Taxable REIT Subsidiaries.”

•
Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property.  However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

•
Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue.  However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience.  In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property.  Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties.  See “–Taxable REIT Subsidiaries.”

Pursuant to percentage leases, our TRS lessees lease the land, buildings, improvements, furnishings and equipment comprising our hotels, for terms ranging from 5 years to 20 years, with options to renew for terms of five years at the expiration of the initial lease term. We lease one hotel to a third party operator/lessee pursuant to a lease providing for fixed rental payments. We lease one hotel to a joint venture in which we own our interest through a TRS, pursuant to a lease providing for rent based on payments under related financing, set at fixed rates, which are not based in whole or in part on the income on profits of any person. The percentage leases with our TRS lessees provide that the lessees are obligated to pay (1) the greater of a minimum base rent or percentage rent and (2) “additional charges” or other expenses, as defined in the leases.  Percentage rent is calculated by multiplying fixed percentages by gross room revenues and gross food and beverage revenues for each of the hotels.  Both base rent and the thresholds in the percentage rent formulas are adjusted for inflation.  Base rent and percentage rent accrue and are due monthly or quarterly.

In order for the base rent, percentage rent, fixed rent and additional charges to constitute “rents from real property,” the percentage and other leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement.  The determination of whether the percentage and other leases are true leases depends on an analysis of all the surrounding facts and circumstances.  In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•
the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

•
the extent to which the property owner retains the risk of loss with respect to the property, or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not:

•	the service recipient is in physical possession of the property;

•	the service recipient controls the property;

•
the service recipient has a significant economic or possessory interest in the property, or whether the property’s use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property’s operating costs or the recipient bears the risk of damage to or loss of the property;

•	the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

•	the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and

•	the total contract price substantially exceeds the rental value of the property for the contract period.

Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case.

Hunton & Williams LLP is of the opinion that the percentage and other leases will be treated as true leases for federal income tax purposes.  Such opinion is based, in part, on the following facts:

•	we and the lessees intend for our relationship to be that of a lessor and lessee and such relationship is documented by lease agreements;

•	the lessees have the right to the exclusive possession, use and quiet enjoyment of the hotels during the term of the percentage leases;

•
the lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of the hotels, other than the cost of maintaining underground utilities, structural elements and capital improvements, and generally dictate how the hotels are operated, maintained and improved;

•	the lessees generally bear the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the percentage leases;

•	the lessees benefit from any savings in the cost of operating the hotels during the term of the percentage leases;

•
the lessees generally have indemnified us against all liabilities imposed on us during the term of the percentage leases by reason of (1) injury to persons or damage to property occurring at the hotels, (2) the lessees’ use, management, maintenance or repair of the hotels, (3) any environmental liability caused by acts or grossly negligent failures to act of the lessees, (4) taxes and  assessments in respect of the hotels that are the obligations of the lessees or (5) any breach of the percentage leases or of any sublease of a hotel by the lessees;

•	the lessees are obligated to pay substantial fixed rent for the period of use of the hotels;

•	the lessees stand to incur substantial losses or reap substantial gains depending on how successfully they operate the hotels;

•	we cannot use the hotels concurrently to provide significant services to entities unrelated to the lessees; and

•	the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

Investors should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as the percentage leases that discuss whether such leases constitute true leases for federal income tax purposes.  If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that our operating partnership and its subsidiaries receive from the lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status unless we qualify for relief, as described below under “–Failure to Satisfy Gross Income Tests”.

As described above, in order for the rent that we receive to constitute “rents from real property,” several other requirements must be satisfied.  One requirement is that the percentage rent must not be based in whole or in part on the income or profits of any person.  The percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the percentage leases are entered into;

•	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, the percentage rent will not qualify as “rents from real property” if, considering the percentage leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits.  Since the percentage rent is based on fixed percentages of the gross revenue from the hotels that are established in the percentage leases, and we have represented that the percentages (1) will not be renegotiated during the terms of the percentage leases in a manner that has the effect of basing the percentage rent on income or profits and (2) conform with normal business practice, the percentage rent should not be considered based in whole or in part on the income or profits of any person.  Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

Second, we must not own, actually or constructively, 10% or more of the shares or the assets or net profits of any lessee (a “related party tenant”) other than a TRS.  The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person.  We do not own any shares or any assets or net profits of any lessee directly or indirectly, other than our indirect ownership of our TRS lessees.  We currently lease all but one of our hotels to TRS lessees, and intend to lease any hotels we acquire in the future to a TRS. Our Declaration of Trust prohibits transfers of our shares that would cause us to own actually or constructively, 10% or more of the ownership interests in a non-TRS lessee.  Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS.  Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not rent any property to a related party tenant (other than a TRS).  However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee other than a TRS at some future date.

As described above, we may own up to 100% of the shares of one or more TRSs.  A TRS is a fully taxable corporation that is permitted to lease hotels from the related REIT as long as it does not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated.  However, rent that we receive from a TRS will qualify as “rents from real property” as long as the property is operated on behalf of the TRS by an “independent contractor” who is adequately compensated, who does not, directly or through its shareholders, own more than 35% of our shares, taking into account certain ownership attribution rules, and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS lessee (an “eligible independent contractor”).  A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility.  A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.  See “–Taxable REIT Subsidiaries.”

We have formed several TRSs to lease our hotels.  We lease all but one of our wholly owned hotels to 44 New England, a TRS owned by our operating partnership.  HHMLP, an “eligible independent contractor,” or other management companies that qualify as eligible independent contractors, manage those hotels.  All of our hotels owned by joint ventures are leased (1) to joint venture, in which we hold our equity interest through a TRS, or (2) to a TRS wholly owned or substantially owned by the joint venture.  Those hotels are operated and managed by HHMLP or other hotel managers that qualify as “eligible independent contractors.”  We have represented that, with respect to properties that we lease to our TRSs in the future, each such TRS will engage an “eligible independent contractor” to manage and operate the hotels leased by such TRS.

Third, the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease.  The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the “personal property ratio”).  With respect to each hotel, we believe either that the personal property ratio is less than 15% or that any rent attributable to excess personal property will not jeopardize our ability to qualify as a REIT.  There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion.  If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.

Fourth, we cannot furnish or render noncustomary services to the tenants of our hotels, or manage or operate our hotels, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income.  However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience.  Provided that the percentage leases are respected as true leases, we should satisfy that requirement, because we do not perform any services other than customary ones for the lessees.  In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property.  Finally, we may own up to 100% of the shares of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related hotels.  We will not perform any services other than customary ones for our lessees, unless such services are provided through independent contractors or TRSs.  Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not perform noncustomary services for the lessee of the property to the extent that the provision of such services would jeopardize our REIT status.

If a portion of the rent that we receive from a hotel does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test.  Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification.  If, however, the rent from a particular hotel does not qualify as “rents from real property” because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) the lessee either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs or (3) we furnish noncustomary services to the tenants of the hotel, or manage or operate the hotel, other than through a qualifying independent contractor or a TRS, none of the rent from that hotel would qualify as “rents from real property.”  In that case, we might lose our REIT qualification because we would be unable to satisfy either the 75% or 95% gross income test.  In addition to the rent, the lessees are required to pay certain additional charges.  To the extent that such additional charges represent either (1) reimbursements of amounts that we are obligated to pay to third parties, such as a lessee’s proportionate share of a property’s operational or capital expenses, or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.”  However, to the extent that such charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

Interest.  The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person.  However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•
an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

From time to time, we have made mortgage loans in connection with the development of hotel properties.  Our loans are directly secured by an interest in real property, and we believe that the income from those mortgage loans is qualifying income for purposes of both gross income tests.

We make mezzanine loans that are not secured by a direct interest in real property.  Rather, those mezzanine loans likely are secured by ownership interests in an entity owning real property.  In Revenue Procedure 2003-65, the Internal Revenue Service established a safe harbor under which interest from loans secured by a first priority security interest in an ownership interest in a partnership or limited liability company owning real property will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied.  Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law.  Moreover, our mezzanine loans typically do not meet all of the requirements for reliance on this safe harbor.  We have made and will make mezzanine loans in a manner that we believe will enable us to continue to satisfy the REIT gross income and asset tests.  Any loan fees that we receive in making a loan, other than commitment fees for a mortgage loan, will not be qualifying income for purposes of the 75% and the 95% gross income tests.

Prohibited Transactions.  A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business.  We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business.  Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset.  Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction.  We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.”

Foreclosure Property.  We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income.  However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests.  Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•
that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

We have no foreclosure property as of the date of this prospectus.  Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury.  However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•
on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•
on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•
which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions.  From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our assets or liabilities.  Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts.  Prior to our 2005 taxable year, any periodic income or gain from the disposition of any financial instrument for those or similar transactions to hedge indebtedness we or our operating partnership incurred to acquire or carry “real estate assets” was qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.  To the extent that we or our operating partnership hedged with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions should have been treated for the gross income tests.  Commencing with our 2005 taxable year, income and gain from “hedging transactions” is excluded from gross income for purposes of the 95% gross income test, but not the 75% gross income test.  For those taxable years, a “hedging transaction” means any transaction entered into in the normal course of our or our operating partnership’s trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets.  We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements.  We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Failure to Satisfy Gross Income Tests.  If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws.  Prior to our 2005 taxable year, those relief provisions generally were available if:

•	our failure to meet such tests was due to reasonable cause and not due to willful neglect;

•	we attached a schedule of the sources of our income to our tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

Commencing with our 2005 taxable year, those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income with the Internal Revenue Service.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions.  In addition, as discussed above in “–Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test and (2) the amount by which 95% (or 90% for our 2004 and prior taxable years) of our income exceeds the amount of income qualifying under the 95% gross income test, in each case, multiplied by a fraction intended to reflect our profitability.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.  First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	shares in other REITs; and

•
investments in shares or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets (the “5% asset test”).

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities (the “10% vote or value test”).

Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the 5% asset test and the 10% vote or value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership.  For purposes of the 10% value test, the term “securities” does not include:

•
“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into shares, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors.  “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any TRS in which we own more than 50% of the voting power or value of the shares hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities.  However, “straight debt” securities include debt subject to the following contingencies:

o
a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

o	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•
Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership.

•
Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “–-Income Tests.”

We believe that our existing hotels, mortgage loans, and mezzanine loans are qualifying assets for purposes of the 75% asset test.  We also believe that any additional real property that we acquire and temporary investments that we make generally will be qualifying assets for purposes of the 75% asset test.  As described above, Revenue Procedure 2003-65 provides a safe harbor pursuant to which certain mezzanine loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test, the 5% asset test, and the 10% vote or value test.  “–Income Tests.”  Although our mezzanine loans typically do not qualify for that safe harbor, we believe our mezzanine loans should be treated as qualifying assets for the 75% asset test.  We will continue to make mezzanine loans and non-mortgage loans only to the extent such loans will not cause us to fail the asset tests described above.

We intend to continue monitoring the status of our acquired assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests.  If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•
the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If at the end of any calendar quarter commencing with our 2005 taxable year, we violate the 5% asset test or the 10% vote or value test described above, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure.  In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a description of each asset causing the failure with the Internal Revenue Service and (3) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•	the sum of

o	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

o	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders.  Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.  We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year.  If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above.  We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income.  For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale.  As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement.  In such a situation, we may need to borrow funds or issue additional common or preferred shares.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year.  We may include such deficiency dividends in our deduction for dividends paid for the earlier year.  Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

Taxable REIT Subsidiaries

As described above, we may own up to 100% of the shares of one or more TRSs.  A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by us.  A TRS may provide services to our lessees and perform activities unrelated to our lessees, such as third-party management, development, and other independent business activities.  However, a taxable REIT subsidiary may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated.

We and our corporate subsidiary must elect for the subsidiary to be treated as a TRS.  A corporation of which a qualifying TRS directly or indirectly owns more than 35% of the voting power or value of the shares will automatically be treated as a TRS.  Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

Rent that we receive from our TRSs will qualify as “rents from real property” as long as the property is operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS lessee (an “eligible independent contractor”).  A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility.  A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

We lease all but one of our hotels to TRSs, and all of those TRSs have engaged “eligible independent contractors” to operate and manage those hotels.  We lease all but one of our wholly owned hotels to 44 New England, a TRS owned by our operating partnership, HHMLP, an “eligible independent contractor,” or other management companies that qualify as eligible independent contractors, which operate and manage those hotels.  All of our hotels owned by joint ventures are leased (1) to joint ventures, in which we hold equity interests through a TRS, or (2) to a TRS wholly owned or substantially owned by the joint venture and those hotels are operated and managed by HHMLP or other hotel managers that qualify as “eligible independent contractors.”  We have formed seven TRSs in connection with the financing of certain of our hotels.  Those TRSs own a 1% general partnership interest in the partnerships that own those hotels.  We may form new TRSs in the future, and we have represented that, with respect to properties that we lease to our TRSs in the future, each such TRS will engage an “eligible independent contractor” to manage and operate the hotels leased by such TRS.

The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation.  Further, the rules impose a 100% excise tax on certain transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis.  We believe that all transactions between us and each of our existing TRSs have been and will be conducted on an arm’s-length basis.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT.  In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares of beneficial interest.  We have complied, and we intend to continue to comply, with these requirements.

Failure to Qualify

Commencing with our 2005 taxable year, if we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure.  In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “Requirements for Qualification-Income Tests” and “–Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates.  In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders.  In fact, we would not be required to distribute any amounts to shareholders in that year.  In such event, to the extent of our current and accumulated earnings and profits, distributions to most domestic non-corporate shareholders would generally be taxable at capital gains tax rates.  Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction.  Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.  We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

As used herein, the term "U.S. shareholder" means a holder of our common shares that for U.S. federal income tax purposes is:

•           a citizen or resident of the United States;

•           a corporation created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•           an estate whose income is subject to federal income taxation regardless of its source; or

•           any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common shares, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.  If you are a partner in a partnership holding our common shares, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common shares by the partnership.

As long as we qualify as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain.  For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred share dividends and then to our common share dividends.

Dividends paid to corporate U.S. shareholders will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. shareholder generally will not qualify for the 15% tax rate for "qualified dividend income." Legislation enacted in 2003 and 2006 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2010. Without future congressional action, the maximum tax rate on qualified dividend income will be 39.6% in 2011. Qualified dividend income generally includes dividends paid to U.S. shareholders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our net taxable income distributed to our shareholders (see "Taxation of Our Company"), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary dividends will continue to be taxed at the higher tax rate applicable to ordinary income, which currently is a maximum rate of 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary dividends to the extent attributable (i) to dividends received by us from non-REIT corporations, such as a TRS, and (ii) to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our common shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common shares become ex-dividend.

A U.S. shareholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. shareholder has held our common shares. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. See "-- Capital Gains and Losses." A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital  gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such shareholder, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will not be taxable to a U.S. shareholder to the extent that it does not exceed the adjusted tax basis of the U.S. shareholder's common shares. Instead, such distribution will reduce the adjusted tax basis of such shares. To the extent that we make a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder's adjusted tax basis in its common shares, such shareholder will recognize long-term capital gain, or short-term capital gain if the common shares have been held for one year or less, assuming the common shares are capital assets in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we would carry over such losses for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common shares will not be treated as passive activity income, and therefore, shareholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common shares generally may be treated as investment income for purposes of the investment interest limitations (although any capital gains so treated will not qualify for the lower 15% tax rate applicable to capital gains of most domestic non-corporate investors). We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Shareholders on the Disposition of Common Shares

In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the U.S. shareholder has held the common shares for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. shareholder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of common shares may be disallowed if the U.S. shareholder purchases other common shares within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 35%.  However, the maximum tax rate on long-term capital gain applicable to most domestic non-corporate taxpayers is 15% (after December 31, 2010, the maximum rate is scheduled to increase to 20%). The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, is 25% computed on the lesser of the total amount of the gain or the accumulated Section 1250 depreciation. With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate shareholders at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 28% with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. See "--Taxation of Non-U.S. Shareholders."

Taxation Of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust.  Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of our common shares with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares of beneficial interest is required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends.  That rule applies to a pension trust holding more than 10% of our shares of beneficial interest only if:

•	the percentage of our dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5%;

•
we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of beneficial interest be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares of beneficial interest in proportion to their actuarial interests in the pension trust (see "Requirements for Qualification"); and

•
either (1) one pension trust owns more than 25% of the value of our shares of beneficial interest or (2) a group of pension trusts individually holding more than 10% of the value of our shares of beneficial interest collectively owns more than 50% of the value of our shares.

Taxation of Non-U.S. Shareholders

The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "non-U.S. shareholders") are complex. This section is only a summary of such rules. WE URGE NON-U.S. SHAREHOLDERS TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX LAWS ON OWNERSHIP OF OUR COMMON SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of a "United States real property interest," as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distribution, and a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common shares. Instead, the excess portion of such distribution will reduce the adjusted basis of such shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common shares, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of a "United States real property interest" under special provisions of the federal income tax laws referred to as FIRPTA. The term "United States real property interest" includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of United States real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold.

Capital gain distributions to the holders of common shares that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as (1) our common shares continue to treated as being "regularly traded" on an established securities market and (2) the non-U.S. shareholder did not own more than 5% of our common shares at any time during the one-year period preceding the distribution. As a result, non-U.S. shareholders owning 5% or less of our common shares generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If our common shares cease to be regularly traded on an established securities market or the non-U.S. shareholder owned more than 5% of our common shares at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. shareholder disposes of our common shares during the 30-day period preceding a dividend payment, and such non-U.S. shareholder (or a person related to such non-U.S. shareholder) acquires or enters into a contract or option to acquire our common shares within 61 days of the 1st day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a United States real property interest capital gain to such non-U.S. shareholder, then such non-U.S. shareholder shall be treated as having United States real property interest capital gain in an amount that, but for the disposition, would have been treated as United States real property interest capital gain.

A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our common shares as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our shares of beneficial interest. We cannot assure you that that test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of our common shares at all times during a specified testing period will not incur tax under FIRPTA if the common shares are "regularly traded" on an established securities market. Because our common shares are regularly traded on an established securities market, a non-U.S. shareholder will not incur tax under FIRPTA with respect to any such gain unless it owns, actually or constructively, more than 5% of our common shares. If the gain on the sale of the common shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax or, a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

Tax Aspects of Our Investments in Our Operating Partnership and the Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”).  The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.  We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) rather than as a corporation or an association taxable as a corporation.  An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership.  If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) for federal income tax purposes.  Each Partnership intends to be classified as a partnership for federal income tax purposes and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof.  A publicly traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).  Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership.  Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year.  In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation.  Each Partnership qualifies for the private placement exclusion.  We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes.

If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT.  See “–Requirements for Qualification–Income Tests” and “–Requirements for Qualification–Asset Tests.”  In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution.  See “–Requirements for Qualification–Distribution Requirements.”  Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes.  Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax.  A partnership is not a taxable entity for federal income tax purposes.  Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations.  Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations.  If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.  Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties.  Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution.  The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”).  Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.  The U.S.  Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

Under our operating partnership’s partnership agreement, depreciation or amortization deductions of our operating partnership generally will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions.  In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to our operating partnership will be specially allocated to the contributing partners to the extent of any built-in gain or loss with respect to such property for federal income tax purposes.

Basis in Partnership Interest.  Our adjusted tax basis in our partnership interest in our operating partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to our operating partnership;

•	increased by our allocable share of our operating partnership’s income and our allocable share of indebtedness of our operating partnership; and

•
reduced, but not below zero, by our allocable share of our operating partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our operating partnership.

If the allocation of our distributive share of our operating partnership’s loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero.  To the extent that our operating partnership’s distributions, or any decrease in our share of the indebtedness of our operating partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us.  Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to Our Operating Partnership.  To the extent that our operating partnership acquired its hotels in exchange for cash, its initial basis in such hotels for federal income tax purposes generally was or will be equal to the purchase price paid by our operating partnership.  Our operating partnership depreciates such depreciable hotel property for federal income tax purposes under the modified accelerated cost recovery system of depreciation (“MACRS”).  Under MACRS, our operating partnership generally depreciates furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention.  If, however, our operating partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year.  A first-year “bonus” depreciation deduction equal to 50% of the adjusted basis of qualified property is available for qualified property placed in service after May 5, 2003.  “Qualified Property” includes qualified leasehold improvement property and property with a recovery period of less than 20 years, such as furnishings and equipment at our hotels.  “Qualified leasehold improvement property” generally includes improvements made to the interior of nonresidential real property that are placed in service more than three years after the date the building was placed in service.  In addition, certain qualified leasehold improvement property placed in service before January 1, 2006 will be depreciated over a 15-year recovery period using a straight method and a half-year convention.  Under MACRS, our operating partnership generally depreciates buildings and improvements over a 39-year recovery period using a straight line method and a mid-month convention.  Our operating partnership’s initial basis in hotels acquired in exchange for units in our operating partnership should be the same as the transferor’s basis in such hotels on the date of acquisition by our operating partnership.  Although the law is not entirely clear, our operating partnership generally depreciates such depreciable hotel property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors.  Our operating partnership’s tax depreciation deductions are allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture.  Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes.  The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution.  Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax.  Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status.  See “–Requirements for Qualification–Income Tests.” We, however, do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

State and Local Taxes

We and/or you may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides.  The state and local tax treatment may differ from the federal income tax treatment described above.  Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws upon an investment in our common shares.

PLAN OF DISTRIBUTION

This prospectus covers the resale of shares of common shares by the selling shareholders and their pledgees, donees, assignees and other successors in interest.  The common shares offered by the selling shareholders have been or may be issued to them by us upon redemption of operating partnership units or exercise of outstanding warrants.  These common shares have been or may be issued to the selling shareholders pursuant to an exemption from the registration provisions of the Securities Act.  We are registering the common shares to which this prospectus relates to provide the holders thereof with freely tradable securities, but registration of these shares does not necessarily mean that any of these shares will be issued by us or offered or sold by the selling shareholders.  The selling shareholders may sell their common shares on the American Stock Exchange or through any other facility on which the shares are traded, or in private transactions.  These sales may be at market prices or at negotiated prices.  The selling shareholders may use the following methods when selling common shares:

•	ordinary brokerage transactions and transactions in which the broker or dealer solicits purchasers;

•	block trades in which the broker or dealer attempts to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

•	privately negotiated transactions;

•	any combination of these methods of sale; or

•	any other legal method.

The selling shareholders may engage in short sales of the common shares and deliver common shares to close out their short positions.  The selling shareholders may also enter into put or call options or other transactions with broker-dealers or others which require delivery to those persons of common shares covered by this prospectus.

Brokers, dealers or other agents participating in the distribution of the common shares may receive compensation in the form of discounts or commissions from the selling shareholders, as well as the purchaser if they act as agent for the purchaser.  The discount or commission in a particular transaction could be more than the customary amount.  We know of no existing arrangements between the selling shareholders and any underwriter, broker, dealer or agent relating to the sale or distribution of the common shares.

The selling shareholders and any brokers or dealers that participate in the sale of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act. It is the position of the Securities Exchange Commission that a registered broker-dealer that is a selling shareholder is presumed to be an underwriter.  Any discounts, commissions or other compensation received by these persons and any  profit on the resale of the common shares by them as principals might be deemed to be underwriters' compensation.  The selling shareholders may agree to indemnify any broker, dealer or agent that participates in the sale of the common shares against various liabilities, including liabilities under the Securities Act of 1933, as amended.

To the extent required by law, at the time a particular offer of common shares is made, we will file a supplement to this prospectus which identifies the number of common shares being offered, the name of the selling shareholders, the name of any participating broker or dealer, the amount of discounts and commissions, and any other material information.

The selling shareholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and its rules and regulations.  For example, the anti-manipulation provisions of Regulation M may limit the ability of the selling shareholders or others to engage in stabilizing and other market making activities.

This offering will terminate upon the date on which all sharesoffered hereby have been sold by the selling shareholders.

The selling shareholders may also sell their common shares from time to time pursuant to Rule 144 under the Securities Act, rather than pursuant to this prospectus, so long as they meet the criteria and conform to the requirements of the rule.

We will not receive any of the proceeds from the sale of the common shares by the selling shareholders.  We will pay the registration and other offering expenses related to  his offering, but the selling shareholders will pay all underwriting discounts and brokerage commissions incurred in connection with the offering, if any.  We have agreed to indemnify certain selling shareholders against various liabilities, including liabilities under the Securities Act.

In order to comply with some states' securities laws, if applicable, the common shares will be sold in those states only through registered or licensed brokers or dealers.  In addition, in some states the common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and is satisfied.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams LLP.  In addition, the summary of legal matters contained in the section of this Prospectus under the heading “Federal Income Tax Consequences of Our Status as a REIT” is based on the opinion of Hunton & Williams LLP.

EXPERTS

The consolidated financial statements and schedule of Hersha Hospitality Trust as of December 31, 2006, and 2005, and for each of the years in the three year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and, with respect to the consolidated financial statements, PricewaterhouseCoopers LLP, independent accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

The historical financial statements of Mystic Partners, LLC as of December 31, 2006 and 2005, and for the period ended December 31, 2006 and the period from June 15, 2005 (date of inception) to December 31, 2005, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Hyatt Summerfield Suites Hotel Partnerships as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 incorporated by reference in this prospectus have been so incorporated in reliance on the report of Grant Thornton LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

HOW TO OBTAIN MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements, or other information we file with the SEC at its public reference room in Washington, D.C. (100 F Street, N.E., 20549).  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our filings are also available to the public on the internet, through a database maintained by the SEC at http://www.sec.gov.  In addition, you can inspect and copy reports, proxy statements and other information concerning Hersha Hospitality Trust at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006, on which our common shares (symbol:  “HT”) are listed.

We also make available through out internet website (www.hersha.com) our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC.  The information of our website is not, and shall not be deemed to be, a part of this report or incorporated into any other filings we make with the SEC.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC.  All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information incorporated later.  We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to completion of this offering.

•	Annual Report on Form 10-K for the year ended December 31, 2006, filed March 16, 2007;

•	Current Reports on Form 8-K filed January 4, 2007, January 16, 2007, January 23, 2007, February 7, 2007 and April 6, 2007, in each case as amended; and

•
The description of our common shares contained in our Registration Statement on Form S-3 filed October 17, 2006, under the caption “DESCRIPTION OF SHARES OF BENEFICIAL INTEREST” and any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference all future filings we make with the SEC between the date of this prospectus and the date upon which we sell all of the securities we offer with this prospectus and any applicable supplement.

You may obtain copies of these documents at no cost by requesting them from us in writing at the following address:  Hersha Hospitality Trust, 44 Hersha Drive, Harrisburg, PA  17102, telephone (717) 236-4400.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expense, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered.  All amounts are estimates.

Amount To Be Paid

SEC registration fee	$547
Printing and mailing expenses	$0
Legal fees and expenses*	$12,500
Accounting fees and expenses*	$12,500
Transfer agent and custodian fees*	$0
Miscellaneous*	$5,000
Total*	$30,547

*Estimated

Item 15.  Indemnification of Officers and Directors.

The Declaration of Trust and Bylaws of the Registrant provide that the Registrant shall indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by the Maryland General Corporation Law (the “MGCL”).  The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the Registrant, unless it is established that the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (i) the act or omission was committed in bad faith or was the result of active and deliberate dishonesty, or (ii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful.

Maryland law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.  Our Declaration of Trust contains such a provision which eliminates trustees’ and officers’ liability to the maximum extent permitted by Maryland law.

Our Declaration of Trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify any present or former trustee or officer or any individual who, while a trustee of the Trust and at the request of the Trust, serves or has served another trust, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former trustee or officer of the Trust and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding.  Our Bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former trustee or officer or any individual who, while a trustee of the Trust and at the request of the Trust, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a trustee, officer, partner or trustee and who is made a party to the proceeding by reason of his service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former trustee or officer of the Trust and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding.  The Declaration of Trust and Bylaws also permit the Trust to indemnify and advance expenses to any person who served a predecessor of the Trust in any of the capacities described above and any employee or agent of the Trust or a predecessor of the Trust.

Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations.  Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.  However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.  In accordance with Maryland law, our Bylaws require us, as a condition to advancing expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Item 16.  Exhibits.

(a)  Financial Statements included in the prospectus.

(b)  Exhibits

3.1
Amended and Restated Declaration of Trust of the Registrant (filed with the SEC as Exhibit 3.1 to Hersha Hospitality Trust’s Registration Statement on Form S-2, filed on September 25, 2003 (SEC File No. 333-109100) and incorporated by reference herein).

3.2
Articles Supplementary to the Amended and Restated Declaration of Trust of the Registrant Designating the Terms of the 8.00% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share (filed with the SEC as Exhibit 3.2 to the Form 8-A filed on August 3, 2005 (SEC File No. 001-14765) and incorporated by reference herein).

3.3
Bylaws of the Registrant (filed as an exhibit to Hersha Hospitality Trust’s Registration Statement on Form S-11, as amended, filed June 5, 1998 (SEC File No. 333-56087) and incorporated by reference herein).

4.1
Form of Common Share Certificate (filed as an exhibit to Hersha Hospitality Trust’s Registration Statement on Form S-11, as amended, filed June 5, 1998 (SEC File No. 333-56087) and incorporated by reference herein).

4.2
Junior Subordinated Indenture, dated as of May 13, 2005, between the Company and JPMorgan Chase Bank, National Association, as trustee (filed as Exhibit 4.1 to the Current Report on Form 8-K filed on May 17, 2005 (SEC File No. 001-14765) and incorporated by reference herein).

4.3
Amended and Restated Trust Agreement, dated as of May 13, 2005, among the Company, as depositor, JPMorgan Chase Bank, National Association, as property trustee, Chase Bank USA, National Association, as Delaware trustee, the Administrative Trustees named therein and the holders of undivided beneficial interests in the assets of the Trust (filed as Exhibit 4.2 to the Current Report on Form 8-K filed on May 17, 2005 (SEC File No. 001-14765) and incorporated by reference herein).

4.4	Form of Junior Subordinated Note (filed as Exhibit 4.1 to the Current Report on Form 8-K filed on May 17, 2005 (SEC File No. 001-14765) and incorporated by reference herein).
4.5	Form of Trust Preferred Security Certificate (filed as Exhibit 4.2 to the Current Report on Form 8-K filed on May 17, 2005 (SEC File No. 001-14765) and incorporated by reference herein).
4.6
Junior Subordinated Indenture, dated as of May 31, 2005, between the Company and Wilmington Trust Company, as trustee (filed as Exhibit 4.1 to the Current Report on Form 8-K filed on June 6, 2005 (SEC File No. 001-14765) and incorporated by reference herein).

4.7
Amended and Restated Trust Agreement, dated as of May 31, 2005, among the Company, as depositor, Wilmington Trust Company, as property trustee and Delaware trustee, the Administrative Trustees named therein and the holders of undivided beneficial interests in the assets of the Trust (filed as Exhibit 4.2 to the Current Report on Form 8-K filed on June 6, 2005 (SEC File No. 001-14765) and incorporated by reference herein).

4.8	Form of Junior Subordinated Note (filed as Exhibit 4.1 to the Current Report on Form 8-K filed on June 6, 2005 (SEC File No. 001-14765) and incorporated by reference herein).
4.9	Form of Trust Preferred Security Certificate (filed as Exhibit 4.2 to the Current Report on Form 8-K filed on June 6, 2005 (SEC File No. 001-14765) and incorporated by reference herein).
4.10	Form of 8.00% Series A Cumulative Redeemable Preferred Share certificate (filed as Exhibit 3.4 to the Form 8-A filed on August 3, 2005 (SEC File No. 001-14765) and incorporated by reference herein).
5.1	Opinion of Hunton & Williams LLP with respect to the legality of the common shares being registered.**
8.1	Opinion of Hunton & Williams LLP with respect to tax matters.**
23.1	Consent of Hunton & Williams LLP.** (included in Exhibit 5.1 and Exhibit 8.1)
23.2	Consent of KPMG LLP.**
23.3	Consent of PricewaterhouseCoopers LLP.**
23.4	Consent of Grant Thornton LLP.**
24.1	Power of Attorney (included on the signature page of this Registration Statement).**

_____________________

**	Filed herewith.

Item 17.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the registrant to the purchaser.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, State of Pennsylvania, on April 10, 2007.

HERSHA HOSPITALITY TRUST
(Registrant)

/s/ Jay H. Shah
By:	Jay H. Shah Chief Executive Officer

POWER OF ATTORNEY

Each of the trustees of Hersha Hospitality Trust whose signature appears below hereby appoints Ashish R. Parikh as his true and lawful attorney-in-fact and agent to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, filing a Rule 462(b) registration statement and generally to do all such things in their behalf in their capacities as trustees and/or officers to enable Hersha Hospitality Trust to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 10, 2007.

Signature	Title

/s/ Hasu P. Shah	Chairman and Trustee
Hasu P. Shah

/s/ Jay H. Shah	Chief Executive Officer and Trustee
Jay H. Shah	(Principal Executive Officer)

/s/ Neil H. Shah	President and Chief Operating Officer
Neil H. Shah	(Chief Operating Officer)

/s/ Ashish R. Parikh	Chief Financial Officer
Ashish R. Parikh	(Principal Financial Officer)

/s/ Michael R. Gillespie	Chief Accounting Officer
Michael R. Gillespie	(Principal Accounting Officer)

/s/ K.D. Patel	Trustee
K.D. Patel

/s/ John M. Sabin	Trustee
John M. Sabin

/s/ Michael A. Leven	Trustee
Michael A. Leven

/s/ Thomas S. Capello	Trustee
Thomas S. Capello

/s/ Donald J. Landry	Trustee
Donald J. Landry

EXHIBIT INDEX
3.1
Amended and Restated Declaration of Trust of the Registrant (filed with the SEC as Exhibit 3.1 to Hersha Hospitality Trust’s Registration Statement on Form S-2, filed on September 25, 2003 (SEC File No. 333-109100) and incorporated by reference herein).

3.2
Articles Supplementary to the Amended and Restated Declaration of Trust of the Registrant Designating the Terms of the 8.00% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share (filed with the SEC as Exhibit 3.2 to the Form 8-A filed on August 3, 2005 (SEC File No. 001-14765) and incorporated by reference herein).

3.3
Bylaws of the Registrant (filed as an exhibit to Hersha Hospitality Trust’s Registration Statement on Form S-11, as amended, filed June 5, 1998 (SEC File No. 333-56087) and incorporated by reference herein).

4.1
Form of Common Share Certificate (filed as an exhibit to Hersha Hospitality Trust’s Registration Statement on Form S-11, as amended, filed June 5, 1998 (SEC File No. 333-56087) and incorporated by reference herein).

4.2
Junior Subordinated Indenture, dated as of May 13, 2005, between the Company and JPMorgan Chase Bank, National Association, as trustee (filed as Exhibit 4.1 to the Current Report on Form 8-K filed on May 17, 2005 (SEC File No. 001-14765) and incorporated by reference herein).

4.3
Amended and Restated Trust Agreement, dated as of May 13, 2005, among the Company, as depositor, JPMorgan Chase Bank, National Association, as property trustee, Chase Bank USA, National Association, as Delaware trustee, the Administrative Trustees named therein and the holders of undivided beneficial interests in the assets of the Trust (filed as Exhibit 4.2 to the Current Report on Form 8-K filed on May 17, 2005 (SEC File No. 001-14765) and incorporated by reference herein).

4.4	Form of Junior Subordinated Note (filed as Exhibit 4.1 to the Current Report on Form 8-K filed on May 17, 2005 (SEC File No. 001-14765) and incorporated by reference herein).
4.5	Form of Trust Preferred Security Certificate (filed as Exhibit 4.2 to the Current Report on Form 8-K filed on May 17, 2005 (SEC File No. 001-14765) and incorporated by reference herein).
4.6
Junior Subordinated Indenture, dated as of May 31, 2005, between the Company and Wilmington Trust Company, as trustee (filed as Exhibit 4.1 to the Current Report on Form 8-K filed on June 6, 2005 (SEC File No. 001-14765) and incorporated by reference herein).

4.7
Amended and Restated Trust Agreement, dated as of May 31, 2005, among the Company, as depositor, Wilmington Trust Company, as property trustee and Delaware trustee, the Administrative Trustees named therein and the holders of undivided beneficial interests in the assets of the Trust (filed as Exhibit 4.2 to the Current Report on Form 8-K filed on June 6, 2005 (SEC File No. 001-14765) and incorporated by reference herein).

4.8	Form of Junior Subordinated Note (filed as Exhibit 4.1 to the Current Report on Form 8-K filed on June 6, 2005 (SEC File No. 001-14765) and incorporated by reference herein).
4.9	Form of Trust Preferred Security Certificate (filed as Exhibit 4.2 to the Current Report on Form 8-K filed on June 6, 2005 (SEC File No. 001-14765) and incorporated by reference herein).
4.10	Form of 8.00% Series A Cumulative Redeemable Preferred Share certificate (filed as Exhibit 3.4 to the Form 8-A filed on August 3, 2005 (SEC File No. 001-14765) and incorporated by reference herein).
5.1	Opinion of Hunton & Williams LLP with respect to the legality of the common shares being registered.**
8.1	Opinion of Hunton & Williams LLP with respect to tax matters.**
23.1	Consent of Hunton & Williams LLP.** (included in Exhibit 5.1 and Exhibit 8.1)
23.2	Consent of KPMG LLP.**
23.3	Consent of PricewaterhouseCoopers LLP.**
23.4	Consent of Grant Thornton LLP.**
24.1	Power of Attorney (included on the signature page of this Registration Statement).**
_____________________

**	Filed herewith.

E-1